                                                Filed pursuant to Rule 424(b)(3)
                                                               File No. 333-4877



                                 AMF GROUP INC.

    SUPPLEMENT NO. 9 TO PROSPECTUS DATED AUGUST 12, 1996, AS SUPPLEMENTED BY
                    SUPPLEMENT NO. 1 DATED SEPTEMBER 9, 1996
                    SUPPLEMENT NO. 2 DATED SEPTEMBER 9, 1996
                   SUPPLEMENT NO. 3 DATED SEPTEMBER 10, 1996
                   SUPPLEMENT NO. 4 DATED SEPTEMBER 11, 1996
                   SUPPLEMENT NO. 5 DATED SEPTEMBER 27, 1996
                    SUPPLEMENT NO. 6 DATED OCTOBER 10, 1996
                  SUPPLEMENT NO. 7 DATED OCTOBER 24, 1996 AND
                    SUPPLEMENT NO. 8 DATED NOVEMBER 14, 1996

            The date of this Supplement No. 9 is December 20, 1996.

            On December 20, 1996, AMF Group Inc. filed the attached
                Amendment No. 1 to Current Report on Form 8-K/A.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               -----------------

                                   FORM 8-K/A
                                Amendment No. 1


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported):
                                October 10, 1996


                                   AMF GROUP INC.
 ------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)



                                    Delaware
 ------------------------------------------------------------------------------
                          (State or other jurisdiction
                               of incorporation)


           001-12131                                        13-3873272
 --------------------------------                  ----------------------------
     (Commission File No.)                                (IRS employer
                                                       identification no.)

  8100 AMF Drive, Mechanicsville, Virginia                    23111
 ------------------------------------------------------------------------------
  (Address of principal executive offices)                 (Zip Code)



               Registrant's telephone number, including area code
                                 (804) 730-4000

Amendment to File Acquisition Financial Statements

          On October 24, 1996, AMF Group Inc. (the "Regis-trant"), a Delaware corporation, filed a report on Form 8-K (the "Form 8-K") with respect to the acquisition by AMF Bowling Centers, Inc., a Virginia corporation and an indirect, wholly owned subsidiary of the Registrant, of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc., a Delaware corporation. At the time of such filing, it was impracticable to provide the financial statements and pro forma financial information required to be filed. By this Amendment No. 1, the Registrant is amending Item 7 of the Form 8-K to include such required financial statements and pro forma financial information.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
AND EXHIBITS

          (a)  Financial Statements of BCA & Affiliates
               Year ended August 31, 1996
               Report of Independent Auditors

               Balance Sheet - As of August 31, 1996

               Statement of Income - For the year ended August
               31, 1996

               Statement of Cash Flows - For the year ended
               August 31, 1996

               Notes to Financial Statements

          (b)  Pro Forma Financial Statements of AMF Group
               Holdings Inc.

               Pro Forma Consolidated Balance Sheet - As of
               September 30, 1996

               Pro Forma Consolidated Statement of Income - For the Nine Months ended September 30, 1996

               Pro Forma Consolidated Statement of Income - For the Year ended December 31, 1995

               Notes to Pro Forma Consolidated Financial State-ments

                REPORT OF INDEPENDENT AUDITORS



Board of Directors
BCA & Affiliates



We have audited the accompanying balance sheet of BCA & Affili-ates as of August 31, 1996, and the related statement of income and cash flows for the year then ended. These financial state-ments are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evalu-ating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial posi-tion of BCA & Affiliates as of August 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting prin-ciples.




Todres & Sheiffer
Westbury, New York
December 4, 1996

                                BCA & AFFILIATES

                                 BALANCE SHEET

                                AUGUST 31, 1996


                                     ASSETS


Current assets:
  Cash and cash equivalents                       $   598,000
  Accounts receivable                                 203,000
  Inventories                                         642,000
  Prepaid expenses                                    509,000
                                                    ---------

     Total current assets                           1,952,000

Property, plant and equipment - net
  (Notes 1 and 2)                                  42,892,000
Other assets (Note 8)                                 613,000
                                                   ----------

                                                  $45,457,000
                                                   ==========
       LIABILITIES AND EXCESS OF ASSETS OVER LIABILITIES
Liabilities:
  Current liabilities:
     Accounts payable and accrued expenses        $ 2,156,000
     Current portion of long-term debt (Note 3)    17,901,000
     Bank line of credit (Note 4)                   4,677,000
     Capital lease obligation (Note 5)                811,000
                                                   ----------

       Total current liabilities                   25,545,000

Long-term liabilities:
  Long-term debt (Note 3)                                -
                                                   ----------

     Total liabilities                             25,545,000

  Contingencies (Note 6)                                 -

  Excess of assets over liabilities                19,912,000
                                                   ----------

                                                  $45,457,000
                                                   ==========

                     - See notes to financial statements -

                                BCA & AFFILIATES

                              STATEMENT OF INCOME

                           YEAR ENDED AUGUST 31, 1996


Revenues:
  Bowling                                         $63,818,000
  Other                                               178,000
                                                   ----------

     Total revenues                                63,996,000

  Cost of sales                                     7,219,000
                                                   ----------

     Gross profit                                  56,777,000
                                                   ----------
Operating expenses:
  Payroll and related costs                        17,522,000
  Parts and supplies                                4,270,000
  Repairs and maintenance                           1,301,000
  Occupancy costs                                   7,239,000
  Promotional and marketing                         4,531,000
  Insurance and other costs                         3,215,000
  General and administrative - home office          6,146,000
  Interest                                          2,003,000
                                                   ----------

     Total operating expenses                      46,227,000
                                                   ----------

Income before depreciation expense                 10,550,000

Depreciation expense                                7,093,000
                                                    ---------

     Net income                                   $ 3,457,000
                                                    =========





                     - See notes to financial statements -

                                BCA & AFFILIATES

                            STATEMENT OF CASH FLOWS

                           YEAR ENDED AUGUST 31, 1996


Cash Flows from Operating Activities:
  Net income                                      $ 3,457,000
  Adjustments to reconcile net income to
    net cash provided by operating activities:
       Depreciation and amortization                7,093,000
       (Increase) decrease in:
         Accounts receivable                           75,000
         Inventories                                  (19,000)
         Prepaid expenses                             (51,000)
         Other                                         55,000
       Increase (decrease) in:
         Accounts payable and accrued expenses       (554,000)
                                                   ----------

  Net cash from operating activities               10,056,000
                                                   ----------
Cash Flows for Investing Activities:
  Additions to property, plant and equipment, net  (4,997,000)
                                                    ---------

Net cash used for investing activities             (4,997,000)
                                                    ---------
Cash flows for financing activities:
  Principal payments on long-term debt             (1,661,000)
  Transfers to home office                         (3,075,000)
                                                    ---------

  Net cash used for financing activities           (4,736,000)
                                                    ---------

Net increase in cash and cash equivalents             323,000

Cash and cash equivalents at beginning of year        275,000
                                                      -------

Cash and cash equivalents at end of year          $   598,000
                                                      =======
Supplemental Schedule of Cash Flow Information:
  Cash paid during the year for:
    Interest                                      $ 2,003,000
                                                    =========
    Income taxes                                  $   183,000
                                                    =========




                     - See notes to financial statements -

                                BCA & AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 31, 1996



DESCRIPTION OF THE BUSINESS


ORGANIZATION

The financial statements of BCA and Affiliates (the "Company") consists of the operations of 50 bowling centers, one golf course, and certain related recreational activities. BCA is a division of Charan Industries, Inc. The affiliates of BCA in-clude two partnerships which are owned primarily by the princi-pal shareholders of Charan Industries, Inc.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


CASH AND CASH EQUIVALENTS

The Company considers cash in the operating bank accounts, overnight investments, and money market accounts to be cash and cash equivalents.

INVENTORIES

Inventories consists of food, liquor, and various bowling equipment at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

Depreciation for financial reporting is computed using the straight-line method over the estimated useful life of the as-set beginning in the year of acquisition. Accelerated methods are used for income tax reporting. When assets are disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. The installment sales method for reporting gains is used where applicable.

                                BCA & AFFILIATES

                                AUGUST 31, 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


LEASES

Leases which meet certain criteria are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the be-ginning of the lease term. Such assets are amortized evenly over the related lease terms or their economic lives. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases.
Leases which do not meet such criteria are classified as oper-ating leases and the related rentals are charged to expense as incurred.


INCOME TAXES

On September 1, 1988 the Charan Industries, Inc. elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Under those provisions, Charan Industries, Inc is not subject to federal corporate income taxes, other than on certain types of transactions. The stockholders are liable for individual federal and state income taxes on their proportion-ate shares of Charan's income. Accordingly, there is no pro-vision for income taxes for BCA & Affiliates.


ALLOCATION OF GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses of Charan Industries, Inc. (consisting primarily of home office payroll costs, rent, pro-fessional fees, and general insurance) are allocated to the company on the basis of revenues, which approximate 90% of the total amount, unless the expenses are specifically related to either bowling or non-bowling activities. Interest expense for the term loan is allocated to the Company on the basis of the proportional values of the collateralized assets between non-bowling and bowling assets. All other interest expense is spe-cific to the bowling operation.

                                BCA & AFFILIATES

                                AUGUST 31, 1996




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


EXCESS OF ASSETS OVER LIABILITIES

The excess of assets over liabilities represents the net asset value of BCA and Affiliates. Charan Industries, Inc. and two partnerships primarily owned by the shareholders of Charan In-dustries, Inc., own the equity interests in BCA and affiliates.


NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

The estimated useful lives of the various classes of fixed as-sets are as follows:


   Buildings and building improvements               31.5 years
   Bowling lanes and equipment                          7 years
   Pinspotter equipment                                 7 years
   Restaurant and bar equipment                         7 years
   Furniture, fixtures and other equipment            3-7 years
   Leasehold improvements                            31.5 years



PROPERTY, PLANT AND EQUIPMENT CONSISTS OF THE FOLLOWING:




   Land                                             $ 5,072,000
   Buildings                                         33,533,000
   Bowling lanes/pinspotters                         23,574,000
   Other equipment                                   43,187,000
                                                    -----------
                                                    105,366,000

   Less:  Accumulated depreciation                  (62,474,000)
                                                     ----------

                                                 $   42,892,000
                                                     ==========

                                BCA & AFFILIATES

                                AUGUST 31, 1996




NOTE 2 - PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

Leased property under capital leases included in property, plant and equipment is as follows:

   Land and buildings - bowling properties           $  815,000
   Less:  accumulated amortization                      268,000
                                                        -------

                                                     $  547,000
                                                        =======

NOTE 3 - LONG-TERM DEBT

Long-term debt consists of the following:


Bowling properties:
  various 7% - 10% debt instruments requiring
  monthly payments of interest and principal
  maturing at various dates through 2007            $ 4,324,000

(A)  Term loans:
     Two term loans with independent banks.
     Bank prime rate requiring quarterly
     payments through May, 2000.                     13,577,000
                                                     ----------

                                                     17,901,000

Less:  Current portion of long-term debt             17,901,000
                                                     ----------

     Total                                          $      0
                                                     ==========

The total long-term principal balance of $17,901,000 is classi-fied as a current liability since all debt attributable to bowling was repaid in October 1996. See Note 9 in connection with the sale of the Company.

                                BCA & AFFILIATES

                                AUGUST 31, 1996




NOTE 3 - LONG-TERM DEBT (CONTINUED)


(A) On May 27, 1993 Charan Industries, Inc. borrowed $35,500,000, the proceeds of which were used for the refinanc-ing of existing debt in the amount of $28,675,000, with the balance used for working capital. The borrowing consisted of two separate term loan agreements executed simultaneously with two independent banking institutions. The principal amount of each term loan was $23,000,000 and $12,500,000. The term notes require twenty-eight quarterly principal payments the first of which was paid on August 31, 1993 with succeeding quarterly installments due on the last day of each succeeding November, February, and May thereafter until May 31, 2000 when the prin-cipal amount of $14,200,000 shall be due and payable together with any remaining interest. Interest is payable monthly at each bank's prime rate. The term notes are secured by first mortgages upon certain assets. The loan agreements contain covenants, that the Company maintain certain minimum require-ments of net worth, debt to equity ratio and certain other earnings and cash flow ratios. At August 31, 1996 the balance of $29,349,000 was allocated to BCA & Affiliates on the basis of the collateralized assets pledged resulting in a balance outstanding to the Company totaling $13,577,000.


NOTE 4 - BANK LINE OF CREDIT

On May 27, 1993, Charan Industries, Inc. entered into a three-year revolving credit agreement which enables the Company to borrow up to $5,000,000 through October 1996. Interest is pay-able monthly at the bank prime rate. The note is secured by first mortgages on certain assets. The loan agreement contains covenants requiring the Company to satisfy certain minimum re-quirements of net worth, debt to equity, earnings and cash flow rates.

This facility was utilized to the extent of $4,677,000 for the year ended August 31, 1996.

                              BCA & AFFILIATES

                               AUGUST 31, 1996




NOTE 5 - LEASES

The Company is committed under a number of long-term leases expiring at various dates through the year 2058. Certain oper-ating leases contain provisions for a percentage of gross sales to be paid as rent, should sales exceed an agreed amount, oth-erwise base rents are to be paid. The agreements generally require the payment of utilities, real estate taxes, insurance and repairs. The following is a schedule of future minimum lease payments for all noncancellable leases together with the present value of the net minimum lease payments for capital leases.





Fiscal                                  Capital      Operating
 Year                                   Leases        Leases
 ----                                   ------        ------
  1997 .............................  $   98,000   $ 1,220,000
  1998 .............................      98,000     1,193,000
  1999 .............................      98,000     1,138,000
  2000 .............................      98,000       984,000
  2001 .............................      98,000       444,000
  2002 and thereafter ..............   3,990,000     4,949,000
                                       ---------     ---------

  Total minimum lease payments .....   4,480,000   $ 9,928,000
  Less imputed interest ............   3,669,000     =========
  Present value of minimum lease       ---------
   payments ........................  $  811,000
                                       ---------


Total rent expense for the years ended August 31, 1996 amounted to $1,785,000.

                                BCA & AFFILIATES

                                AUGUST 31, 1996


NOTE 6 - CONTINGENCIES

The Company is involved in litigation on a number of matters and is subject to certain claims which arise in the normal course of business, none of which, in the opinion of manage-ment, is expected to have a materially adverse effect on the Company's financial position.


NOTE 7 - 401(K) RETIREMENT/PROFIT SHARING PLAN

In January 1991, Charan Industries, Inc. established a 401(K) Retirement Profit Sharing Plan. The Board of Directors estab-lished a matching contribution equal to a maximum of 50% of the first 2% of the employee contribution. The profit sharing plan contribution is subject to annual determination and is not man-datory.


NOTE 8 - OTHER ASSETS

Other assets are as follows:


   Non-compete agreements (net)                       $ 485,000
   Mortgage acquisition costs (net)                      53,000
   Other                                                 75,000
                                                        -------

                                                      $ 613,000
                                                        -------



Non-compete agreements and mortgage acquisition costs are shown net of amortization.


NOTE 9 - SUBSEQUENT EVENTS

All of the assets of the Company were sold to AMF Bowling Centers
Inc. on October 9, 1996, under the provisions of an asset purchase agreement dated September 10, 1996. A portion of the proceeds of the sale were used by the Company to satisfy its outstanding debt.

                           AMF GROUP HOLDINGS INC.
                    PRO FORMA CONSOLIDATED BALANCE SHEET
                          AS OF SEPTEMBER 30, 1996
                                 (UNAUDITED)
                          (IN MILLIONS OF DOLLARS)



                                             HISTORICAL                PRO FORMA
                                 --------------------------------      ---------
                                   AMF GROUP     BCA & AFFILIATES     ADJUSTMENTS      PRO FORMA
                                   ---------     ----------------     -----------      ---------
                                 HOLDINGS INC.       (NOTE 1)          (NOTE 2)
                                 -------------       --------          --------
  ASSETS
  ------
Current assets:
 Cash and cash equivalents        $   27.2          $   0.6               --          $   27.8
 Accounts and notes receivable,
   net of allowance for doubtful
   accounts of $3.0                   50.3              0.2               --              50.5
 Inventories                          45.6              0.7               --              46.3
 Prepaid expenses and other           15.2              1.0               --              16.2
                                     -----             ----              ----            -----
   Total current assets              138.3              2.5               --             140.8
                                     -----             ----              ----            -----

Notes receivable                       0.6               --               --               0.6
Property and equipment, net          531.5             45.0           $  62.2 (a)        638.7
Deferred financing costs              41.2               --               --              41.2
Goodwill                             762.0               --               --             762.0
Other assets                          38.7              0.5               --              39.2
                                   -------             ----              ----          -------
   Total assets                   $1,512.3          $  48.0           $  62.2         $1,622.5
                                   =======             ====              ====          =======

  LIABILITIES AND STOCKHOLDER'S EQUITY
  ------------------------------------
Current liabilities:
 Accounts payable                 $   32.4          $   1.4               --          $   33.8
 Accrued expenses                     39.7              1.1               --              40.8
 Income taxes payable                  3.1              0.3               --               3.4
 Note payable to bank                 15.0               --               --              15.0
 Long-term debt, current              39.5             23.5           $ (22.6) (b)        40.4
                                     -----             ----              ----            -----
   Total current liabilities         129.7             26.3             (22.6)           133.4

Long-term debt                       989.7               --              66.5  (c)     1,056.2
Other long-term liabilities            1.8               --               --               1.8
Deferred income taxes                 20.8               --               --              20.8
                                   -------             ----              ----          -------
   Total liabilities               1,142.0             26.3              43.9          1,212.2
                                   -------             ----              ----          -------
Commitments and contingencies
Stockholder's equity:
 Common stock (par value
  $.01, 100 shares issued
  and outstanding at
  September 30, 1996)                   --              0.4              (0.4) (d)          --
Paid-in capital                      389.1              3.4              36.6  (d)       429.1
Retained earnings (deficit)          (17.5)            18.7             (18.7) (d)       (17.5)
Equity adjustment from foreign
 currency translation                 (1.3)              --               --              (1.3)
Treasury stock                          --             (0.8)              0.8 (d)           --
                                     -----             ----              ----            -----
   Total stockholder's equity        370.3             21.7              18.3            410.3
                                     -----             ----              ----            -----
   Total liabilities and
     stockholder's equity         $1,512.3          $  48.0           $  62.2         $1,622.5
                                   =======             ====              ====          =======

            See Notes to Pro Forma Consolidated Financial Statements

                            AMF GROUP HOLDINGS INC.
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                            (IN MILLIONS OF DOLLARS)



                                PRO FORMA
                                ---------
                                AMF GROUP        HISTORICAL
                                ---------        ----------
                               HOLDINGS INC.  BCA & AFFILIATES
                               -------------  ----------------
                                NINE MONTHS      NINE MONTHS       PRO FORMA
                                -----------      -----------       ---------
                               ENDED 09/30/96   ENDED 09/30/96    ADJUSTMENTS    PRO FORMA
                               --------------   --------------    -----------    ---------
                                 (NOTE 4)         (NOTE 1)         (NOTE 3)
                                 --------         --------         --------
    Operating revenues           $  369.3         $   46.6        $  --         $  415.9
                                    -----             ----           ---           -----
    Operating expenses:
     Cost of goods sold             111.5              4.5            --           116.0
     Bowling center
       operating expenses           125.1             30.0           (3.5) (e)     151.6
     Selling, general and
       administrative expenses       34.7              4.7           (3.5) (f)      35.9
     Depreciation and
       amortization                  52.7               --            6.3 (g)       59.0
                                    -----             ----            ---          -----
        Total operating expenses    324.0             39.2           (0.7)         362.5
                                    -----             ----            ---          -----

     Operating income                45.3              7.4            0.7           53.4

    Nonoperating expenses:
     Interest expense                78.5              --             4.5 (h)       83.0
     Other expenses, net              1.4              --              --            1.4
     Interest income                 (4.7)             --              --           (4.7)
     Foreign currency
       transaction loss               0.4              --              --            0.4
                                      ---              ---             ---           ---
    Income (loss) before
      income taxes                  (30.3)             7.4           (3.8)         (26.7)
    Provision (benefit) for
      income taxes                   (9.7)             --             1.5 (i)       (8.2)
                                     ----              ---            ---           ----
       Net income (loss)         $  (20.6)        $    7.4        $  (5.3)     $   (18.5)
                                     ====              ===            ===           ====



            See Notes to Pro Forma Consolidated Financial Statements

                            AMF GROUP HOLDINGS INC.
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                            (IN MILLIONS OF DOLLARS)



                                      PRO FORMA
                                      ---------
                                      AMF GROUP       HISTORICAL
                                      ---------       ----------
                                    HOLDINGS INC.  BCA & AFFILIATES
                                    -------------  ----------------
                                    TWELVE MONTHS   TWELVE MONTHS    PRO FORMA
                                    -------------   -------------    ---------
                                   ENDED 12/31/95  ENDED 12/31/95   ADJUSTMENTS   PRO FORMA
                                   --------------  --------------   -----------   ---------
                                       (NOTE 4)       (NOTE 1)       (NOTE 3)
                                       --------       --------       --------
    Operating revenues                $ 562.6        $  60.1        $    --       $  622.7
                                        -----           ----             ---         -----
    Operating expenses:
     Cost of goods sold                 183.6            5.9             --          189.5
     Bowling center
      operating expenses                169.1           40.0           (4.6) (e)     204.5
     Selling, general and
      administrative expenses            46.6            6.2           (4.7) (f)      48.1
     Depreciation and amortization       67.0           --              8.4 (g)       75.4
                                        -----           ----            ---          -----
       Total operating expenses         466.3           52.1           (0.9)         517.5
                                        -----           ----            ---          -----
     Operating income                    96.3            8.0            0.9          105.2

    Nonoperating expenses:
     Interest expense                   102.1            --             6.0 (h)      108.1
     Other expenses, net                  2.0            --             --             2.0
     Interest income                     --              --             --             --
     Foreign currency transaction
       loss                              --              --             --             --
                                         ---             ---            ---            ---
   Income (loss) before income taxes     (7.8)           8.0           (5.1)          (4.9)
   Provision for income taxes            10.0            --             1.2 (i)       11.2
                                         ----            ---            ---           ----
      Net income (loss)               $ (17.8)       $   8.0        $  (6.3)      $  (16.1)
                                         ====            ===            ===           ====



            See Notes to Pro Forma Consolidated Financial Statements

                            AMF GROUP HOLDINGS INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


     (1)  BASIS OF REPORTING

          The unaudited Pro Forma Consolidated Financial State-ments of AMF Group Holdings Inc. (the "Company") are provided to give effect to the acquisition on October 10, 1996, of 50 bowling centers and certain related assets and liabilities (the "BCA Acquisition") of BCA & Affiliates ("BCA").

          The purchase price of $106.5 million was funded with $40 million from the sale of equity by AMF Holdings Inc. to its institutional stockholders and one of its directors and $66.5 million borrowed under the Company's existing Acquisition Fa-cility.

          The Company is a wholly owned subsidiary of AMF Group Holdings Inc. ("Holdings"). The historical financial informa-tion of the Company has been adjusted (Note 4) to give effect to a Stock Purchase Agreement dated February 16, 1996 between Holdings and the stockholders (the "Sellers") of AMF Bowling Group (the "Predecessor Company"). In accordance with this agreement, Holdings acquired the Predecessor Company ("Holdings Acquisition") on May 1, 1996 through a stock purchase by Hold-ings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substan-tially all of the Predecessor Company and through the purchase of certain assets of the Predecessor Company's bowling center operations in Spain and Switzerland. Holdings did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the Sell-ers). Accordingly, as a result of the Holdings Acquisition, the Company owned or operated 208 U.S. bowling centers and 78 international bowling centers as of September 30, 1996. As a result of the BCA Acquisition, the Company owns or operates 258 U.S. bowling centers and 78 international bowling centers as of October 10, 1996.

          Holdings' pro forma statement of income for the nine months ended September 30, 1996 is based on the Predecessor Company's statement of income for the four month period ending April 30, 1996 and Holdings' statement of income for the nine month period ended September 30, 1996 and is adjusted as described in Note 4 of this report. Holdings' pro forma statement of income for the twelve months ended December 31, 1995 is based on the Predecessor Company's results of operations and adjustments giving effect to the Holdings Acquisition under the purchase method of accounting as described in Note 4 of this report.

          The consolidated pro forma income statement informa-tion is based on the pro forma financial information of Holdings (see Note 4) and the historical financial information of BCA giving effect to the BCA Acquisition under the purchase method of accounting.

          The pro forma combined balance sheet as of September 30, 1996 presents the financial position of Holdings assuming the BCA Acquisition had been completed as of that date. The pro forma combined statements of income for the year ended December 31, 1995 and for the nine months ended September 30, 1996 present the results of operations of the combined entities assuming that the BCA Acquisition had been completed as of the beginning of the respective periods.

          The Pro Forma Consolidated Financial Statements should be read in conjunction with Holdings' unaudited fi-nancial statements for the nine months ended September 30, 1996, and the accompanying historical financial statements and notes of BCA & Affiliates for the year ended August 31, 1996.

     (2)  CONSOLIDATED BALANCE SHEET PRO FORMA ADJUSTMENTS

          The Pro Forma Consolidated Balance Sheet gives effect to the adjustments described below:

          (a) To adjust the carrying value of property, plant and equipment to fair market value in accordance with the purchase method of accounting.

          (b)  To eliminate BCA debt not acquired by Holdings.

          (c) To record the $66.5 million portion of the pur-chase price borrowed under the Company's exist-ing Acquisition Facility.

          (d) To eliminate the equity of BCA and record the $40.0 million of equity funded by the Company's institutional stockholders and one of its direc-tors.

     (3)  CONSOLIDATED STATEMENTS OF INCOME PRO FORMA ADJUSTMENTS

          The Pro Forma Consolidated Statements of Income give effect to the adjustments described below:

          (e) To reflect reductions in payroll, advertising, and insurance that result from closing BCA head-quarters and reducing regional staff positions.

          (f) To reflect net reductions in corporate and re-gional office expenses that result from closing
               BCA headquarters and reducing regional staff positions.

          (g) To reflect depreciation for the related periods including expenses associated with the change in values for property, plant, and equipment as a result of applying the purchase method of accounting. The average useful lives used to compute this adjustment are 39 years for build-ings and 5 years for machinery and equipment.

          (h) To record the interest cost related to the $66.5 million portion of the purchase price borrowed under the Company's existing Acquisition Facil-ity. The weighted average interest rate is 9.0% for the year ended December 31, 1995 and the nine months ended September 30, 1996, reflecting the Company's borrowing rates during those periods.

          (i) To record the tax effect of the combined his-torical BCA and pro forma adjustments at the statutory rate of 41.0%.

     (4)  AMF GROUP HOLDINGS INC. STATEMENTS OF INCOME PRO
          FORMA ADJUSTMENTS

          The following Pro Forma Company Statement of Income give effect to the adjustments described below each:



                            AMF GROUP HOLDINGS INC.
                     PRO FORMA COMPANY STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                            (IN MILLIONS OF DOLLARS)



                              HISTORICAL                                       PRO FORMA
                              ----------                                       ---------
                               AMF GROUP       PREDECESSOR                     AMF GROUP
                               ---------       -----------                     ---------
                             HOLDINGS INC.       COMPANY                     HOLDINGS INC.
                             -------------       -------                     -------------
                              NINE MONTHS      FOUR MONTHS     PRO FORMA      NINE MONTHS
                              -----------      -----------     ---------      -----------
                            ENDED 09/30/96*  ENDED 04/30/96   ADJUSTMENTS   ENDED 09/30/96
                            ---------------  --------------   -----------   --------------
                                (NOTE 1)        (NOTE 1)       (NOTE 4)
                                --------        --------       --------
 Operating revenues             $ 205.2       $  164.9        $  (0.8)(j)       $ 369.3
                                  -----          -----            ---            ------
 Operating expenses:
   Cost of goods sold              68.5           43.1           (0.1)(j)         111.5
   Bowling center operating
     expenses                      69.4           80.2          (24.5)(j)(k)      125.1
   Selling, general and
      administrative expenses      19.4           35.5          (20.2)(j)(k)       34.7
   Depreciation and
      amortization                 29.6           15.1            8.0(l)           52.7
                                  -----          -----           ----             -----
      Total operating expenses    186.9          173.9          (36.8)            324.0
                                  -----          -----           ----             -----

      Operating income (loss)      18.3           (9.0)          36.0              45.3

 Nonoperating expenses:
   Interest expense                50.1            4.5           23.9(m)           78.5
   Other expenses, net              0.7            0.7           --                 1.4
   Interest income                 (4.1)          (0.6)          --                (4.7)
   Foreign currency
    transaction loss                0.4           --             --                 0.4
                                   ----           ----           ----              ----
 Income (loss) before
   income taxes                   (28.8)         (13.6)          12.1             (30.3)
 Provision (benefit) for
   income taxes                   (11.3)          (1.7)           3.3(n)           (9.7)
                                   ----           ----            ---              ----
     Net income (loss)          $ (17.5)      $  (11.9)       $   8.8           $ (20.6)
                                   ====           ====            ===              ====

         * Includes the results of operations from May 1, 1996 (date of the Acquisition) through September 30, 1996.

         (j) To reflect the impact of Holdings not acquiring the operations of one bowling center in Switzer-land and one bowling center in Spain.

         (k) The elimination of a one time charge of $44.0 million for special bonuses and payments made by the Sellers in April, 1996.

         (l) To reflect an increase in depreciation and amor-tization expense resulting from the allocation of the purchase price to fixed assets and good-will and a change in the method of depreciation of fixed assets. The Predecessor Company prin-cipally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amor-tized over 40 years.

         (m) To reflect the incremental interest expense associated with the issuance of debt which par-tially funded the Holdings Acquisition.

         (n) To give effect to the change in status of the U.S. and international subsidiaries of Holdings from S corporations to taxable corporations un-der the Internal Revenue Code upon consummation of the Holdings Acquisition.

                            AMF GROUP HOLDINGS INC.
                     PRO FORMA COMPANY STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                            (IN MILLIONS OF DOLLARS)



                                        HISTORICAL                     PRO FORMA
                                        ----------                     ---------
                                            AMF                        AMF GROUP
                                            ---                        ---------
                                       BOWLING GROUP                 HOLDINGS INC.
                                       -------------                 -------------
                                       TWELVE MONTHS    PRO FORMA    TWELVE MONTHS
                                       -------------    ---------    -------------
                                      ENDED 12/31/95   ADJUSTMENTS  ENDED 12/31/95
                                      --------------   -----------  --------------
                                         (NOTE 1)       (NOTE 4)
                                         --------       --------
Operating revenues                      $ 564.9       $   (2.3)(o)    $ 562.6
                                          -----            ---          -----
Operating expenses:
 Cost of goods sold                       183.9           (0.3)(o)      183.6
 Bowling center operating expenses        170.6           (1.5)(o)      169.1
 Selling, general and
   administrative expenses                 46.9           (0.3)(p)       46.6
 Depreciation and amortization             39.1           27.9(q)        67.0
                                          -----           ----          -----
  Total operating expenses                440.5           25.8          466.3
                                          =====           ====          =====

  Operating income (loss)                 124.4          (28.1)          96.3

Nonoperating expenses:
 Interest expense                          13.5           88.6(r)       102.1
 Other expenses, net                        2.0           --              2.0
 Interest income                           --             --             --
 Foreign currency transaction
   loss                                    --             --             --
                                          -----          -----            ---
Income (loss) before income taxes         108.9         (116.7)          (7.8)
Pro Forma Provision (benefit)
    for income taxes                       40.6          (30.6)(s)       10.0
                                           ----           ----           ----
  Net income (loss)                     $  68.3       $  (86.1)       $ (17.8)
                                           ====           ====           ====

         (o) To reflect the net reduction in revenues and expenses related to the following:

                (i) Certain assets of the Predecessor Company not purchased by Holdings.

               (ii) Impact of Holdings not acquiring the op-erations of one bowling center in Swit-zerland and one bowling center in Spain.

              (iii) Concurrent with the Holdings Acquisition, amounts due from and payable to share-holders and other related parties were canceled.

         (p) To reflect the reduction in management fees charged to Holdings by an affiliate of the prior owners of the Predecessor Company.

         (q) To reflect an increase in depreciation and amor-tization expense resulting from the allocation of the purchase price to fixed assets and good-will and a change in the method of depreciation of fixed assets. The Predecessor Company prin-cipally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amor-tized over 40 years.

         (r) To reflect the incremental interest expense as-sociated with the issuance of debt which par-tially funded the Holdings Acquisition.

         (s) To reflect the tax provision associated with the pro forma adjustments.

SIGNATURES

          Pursuant to the requirements of the Securities Ex-change Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



AMF GROUP INC.
(Registrant)


 /s/ Stephen E. Hare
---------------------------------
Stephen E. Hare
Executive Vice President,
Chief Financial Officer
(Duly Authorized Officer and
Chief Accounting Officer)


Date:  December 20, 1996